SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No. __)

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                        DWS RREEF Real Estate Fund, Inc.
                (Name of Registrants as Specified in Its Charter)

                             SUSAN L. CICIORA TRUST
                           c/o Stephen C. Miller, Esq.
                          and Joel L. Terwilliger, Esq.
                           2344 Spruce Street, Suite A
                                Boulder, CO 80302
                                  (303)442-2156
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                             SUSAN L. CICIORA TRUST
                           2344 Spruce Street, Suite A
                                Boulder, CO 80302

                                                                  April 10, 2009

              URGENT MESSAGE TO DWS RREEF REAL ESTATE FUND HOLDERS



Dear Fellow Stockholder:

On March 18, 2009, the DWS RREEF Real Estate Fund, Inc. (the "Fund"), formerly known as the Scudder RREEF Real Estate Fund, announced its intention to liquidate and dissolve the Fund. The Susan L. Ciciora Trust (the "Trust") is the largest stockholder of the Fund and is OPPOSED to the Fund's proposal to liquidate itself and dissolve. The Trust currently owns more than 16% of the Fund's outstanding shares and will be voting AGAINST the liquidation. The Trust and investment advisory companies working with the family of Stewart R. Horejsi (the "Horejsi Entities") have years of experience in the closed-end fund business - both investing in and managing - and believe that we can effect a positive change in the Fund.

Soon you will receive proxy materials asking you to vote on the Fund's liquidation proposal. We will be actively OPPOSING the Fund's liquidation and will vote our shares AGAINST this bad idea.

We believe the Fund's miserable performance, especially as compared with its peers, is not only due to bad market forces, but also due to exceptionally bad management, exceptionally bad investment decisions and a complacent board of directors.

If the liquidation proposal is defeated, we intend to present a slate of what we deem highly qualified nominees to replace the current board of directors at the next Annual Meeting.

Here are the reasons we OPPOSE liquidation:

1. We believe it is foolish to just throw away the Fund's valuable tax loss carry-forwards. Liquidating the Fund means substantial hidden assets - the Fund's realized and unrealized tax losses - are lost, instead of being put to good use in offsetting future gains if the Fund stays in operation.

2. We believe that board members recommended by the Trust can do a better job of overseeing the Fund and watching out for stockholders, and other advisers can do a better job of managing the Fund's assets.

3. The liquidation plan calls for an income tax "set aside", meaning that stockholders won't receive full payment for the liquidated value of their shares until 2010, if at all. This is the result of yet another costly (but entirely foreseeable and avoidable) mistake by management which significantly and adversely impacts stockholders' value.

4.   The  frictional  costs  associated  with  liquidating,   winding  down  and
     dissolving the Fund are apt to be high and will be borne directly by stockholders. We want to avoid these unnecessary costs.

5. By what we believe is their inept oversight of the Fund, the incumbent board members have made it abundantly clear that their interests are not aligned with stockholders. Thus, any recommendation by this board should be scrutinized. Not one of the board members has a significant stake in the Fund, so no board member took the financial hit that many stockholders took.

6. Liquidation would require redeeming all of the Fund's leverage. Leverage is an important asset of the Fund, especially today with auction market rates at historic lows and the market close to the bottom - potentially a perfect opportunity for leveraged investing. We want to preserve this important investment tool.

7. Liquidation necessarily forces arbitrary selling at a very low point in the market. Buying good deals in this low market seems much more appropriate. Good buys benefit long-term stockholders for many years because there are no taxable consequences on gains inside the Fund.

We have filed a preliminary proxy statement with the SEC in connection with the Trust's solicitation of proxies to vote against the liquidation. The preliminary proxy statement contains important information, including additional information about the Trust and the Horejsi Entities and the views of the Trust. You should read the preliminary proxy statement in its entirety. It can be obtained at no charge on the SEC's web site at (http://www.sec.gov). In the near future we will be sending you our final proxy statement which will further elaborate on why we believe that defeating the liquidation proposal is the best way to maximize value at the Fund.

Sincerely,

Stewart R. Horejsi, on behalf of The Susan L. Ciciora Trust